Exhibit 99.1

SYSTEMAX REPORTS FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

-- Consolidated Sales Up 3% for the Full Year, Driven by B2B Channels --
-- Gross and Operating Margins Improved for the Quarter and Full Year –
--EPS up 18% for the Quarter and up 30% for the Full Year --

PORT WASHINGTON, NY, February 28, 2012 – Systemax Inc. (NYSE: SYX) today announced financial results for the fourth quarter and full year ended December 31, 2011.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Sales	$978.8	$1,006.2	$3,682.0	$3,590.0
Gross profit	$139.9	$136.3	$530.7	$489.6
Gross margin	14.3%	13.6%	14.4%	13.6%
Operating income	$21.0	$20.1	$80.5	$68.7
Operating margin	2.1%	2.0%	2.2%	1.9%
Diluted earnings per share	$0.40	$0.34	$1.47	$1.13
Special (gains) charges, net	$0.6	$1.1	$(5.6)	$4.3
Special (gains) charges, net, per diluted share, after tax	$0.01	$0.02	$(0.10)	$0.07

Fourth Quarter 2011 Financial Highlights:
•	Consolidated sales declined 3% to $978.8 million in U.S. dollars. On a constant currency basis, sales declined 2%.
•	Business to business channel sales grew 9% to $514.0 million in U.S. dollars. On a constant currency basis, sales grew 10%.
•	Consumer channel sales declined 13% to $464.8 million in U.S. dollars. On a constant currency basis, sales declined 13%.
•	“Same store” business to business sales grew 7% and same store consumer sales declined 14% on a constant currency basis.
•
Special charges incurred were approximately $0.6 million on a pre-tax basis, or $0.01 per diluted share after tax, consisting of legal and professional fees, related to the previously disclosed investigation and settlement with a former officer and director.

•	Operating income increased 4% to $21.0 million.
•	Diluted earnings per share (EPS) grew 18% to $0.40.

Full Year 2011 Financial Highlights:

•	Consolidated sales grew 3% to a record $3.7 billion in U.S. dollars. On a constant currency basis, sales grew 1%.
•	Business to business channel sales grew 12% to $2.0 billion in U.S. dollars. On a constant currency basis, sales grew 10%.
•	Consumer channel sales declined 7% to $1.7 billion in U.S. dollars. On a constant currency basis, sales declined 7%.
•
The Company recorded special gains, net of legal and professional fees, of $5.6 million on a pre-tax basis, or approximately $0.10 per diluted share after tax, related to the previously disclosed investigation and settlement with a former officer and director.

•	Operating income grew 17% to $80.5 million.
•	Diluted EPS grew 30% to $1.47.

Richard Leeds, Chairman and Chief Executive Officer, said, “We delivered improved margins for the quarter and the full year as we continue to see some of the initial benefits of our strategic initiatives.  Our business-to-business channels had another outstanding quarter and full year, particularly our Industrial Products Group, which grew over 27% in the quarter. In addition, Europe had strong margin gains led by our operations in the U.K. and France. Sales of products through television shopping networks were the largest factor contributing to the consumer sales decline during the quarter.  Consumer channel sales were also impacted by our decision to deliver higher profitability and not fully engage in free freight and promotional pricing throughout the holiday selling season.  Despite these short-term challenges, we remain optimistic about the long-term prospects of our consumer business as we work to improve performance under the leadership of David Sprosty, our recently appointed Chief Executive of the North American Technology Products Group.”

“In the second half of the year we launched a number of initiatives to strengthen our operations and improve our results.  There is additional work to be done and this is a key focus area for our management team in the year ahead.  To help facilitate these efforts we recently announced changes to our organizational structure with the appointment of Pim Dale as Chief Executive of the European Technology Products Group and the promotion of Bob Dooley to President of Global Industrial.  With Pim and Bob joining David, Systemax has experienced and dedicated executives guiding our three largest business units.  We believe this is the right management structure to meet the unique needs of each business and execute on our future growth initiatives. Combined with our solid core business model, web-centric focus and integrated multi-channel platform, we are well-positioned to create additional value for our shareholders.”

	Supplemental Channel Sales (in millions)
Channel	Quarter Ended December 31,				Year Ended December 31,
	2011	%	2010	%	2011	%	2010	%
Business to business1	$514.0	53%	$472.3	47%	$1,985.2	54%	$1,770.2	49%
Consumer2	$464.8	47%	$533.9	53%	$1,696.8	46%	$1,819.8	51%
Consolidated Sales	$978.8	100%	$1,006.2	100%	$3,682.0	100%	$3,590.0	100%

1 Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial
   Products and Corporate segments
    2 Includes sales from retail stores, consumer websites, inbound call centers and television shopping

Supplemental “Same Store” Channel Growth1 – Q4 2011 vs. Q4 2010
Channel	Change
Business to business	7%
Consumer	-14%
Consolidated Sales	-4%

1 Excludes revenue at retail stores, websites and call centers operating for less than 14 full months as of the beginning of the current comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

	Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended December 31,				Year Ended December 31,
	2011	%	2010	%	2011	%	2010	%
Computers	$306.6	31%	$228.5	23%	$1,048.9	29%	$879.2	25%
Computer accessories & software	$255.9	26%	$263.6	26%	$1,025.0	28%	$982.8	27%
Consumer electronics	$203.1	21%	$282.5	28%	$746.5	20%	$856.3	24%
Computer components	$105.3	11%	$148.5	15%	$453.8	12%	$551.0	15%
Industrial products	$83.3	9%	$65.4	6%	$319.9	9%	$250.0	7%
Other	$24.6	2%	$17.7	2%	$87.9	2%	$70.7	2%
Consolidated Sales	$978.8	100%	$1,006.2	100%	$3,682.0	100%	$3,590.0	100%

	Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended December 31,				Year Ended December 31,
	2011	%	2010	%	2011	%	2010	%
Technology Products	$894.5	91%	$940.2	94%	$3,358.7	91%	$3,337.7	93%
Industrial Products	$83.3	9%	$65.4	6%	$319.9	9%	$250.0	7%
Corporate and Other	$1.0	-%	$0.6	-%	$3.4	-%	$2.3	-%
Consolidated Sales	$978.8	100%	$1,006.2	100%	$3,682.0	100%	$3,590.0	100%

In 2011 working capital grew by $53.8 million to $354.7 million, and cash and cash equivalents increased by $5.2 million to $97.3 million at December 31, 2011. The Company had availability under its credit facility of approximately $113.1 million and total cash and available liquidity of approximately $210.4 million at December 31, 2011.  Short and long-term debt totaled approximately $9.7 million at December 31, 2011.

The Company’s effective tax rate for the fourth quarter was 25.4% compared to 31.1% in the fourth quarter of 2010.  The effective tax rate for the year ended December 31, 2011 was 30.9% compared to 35.6% for the same period last year. The lower effective tax rate in 2011 is primarily the result of the company having a higher pre-tax income in France compared to the same period in 2010.  The pre-tax income in France is partially offset by the use of net operating loss carryforwards that have a full valuation allowance applied.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its fourth quarter and full year 2011 results today, February 28, 2012 at 5:00 p.m. Eastern Time.  A live webcast of the teleconference will be available on the Company’s website at www.systemax.com in the investor relations section. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Dianne Pascarella / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com
nancy@braincomm.com
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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31*		December 31*
	2011	2010	2011	2010
Net sales	$978,770	$1,006,172	$3,682,039	$3,589,989
Cost of sales	838,873	869,825	3,151,363	3,100,385
Gross profit	139,897	136,347	530,676	489,604
Gross margin	14.3%	13.6%	14.4%	13.6%
Selling, general and administrative expenses	118,330	115,112	455,747	416,570
Special (gains) charges, net	605	1,091	(5,598)	4,289
Operating income	20,962	20,144	80,527	68,745
Operating margin	2.1%	2.0%	2.2%	1.9%
Interest and other (income) expense, net	1,325	1,672	1,844	2,712
Income before income taxes	19,637	18,472	78,683	66,033
Provision for income taxes	4,983	5,744	24,275	23,482
Effective tax rate	25.4%	31.1%	30.9%	35.6%
Net income	$14,654	$12,728	$54,408	$42,551
Net margin	1.5%	1.3%	1.5%	1.2%

Net income per common share:
Basic	$0.40	$0.34	$1.48	$1.15
Diluted	$0.40	$0.34	$1.47	$1.13

Weighted average common and common equivalent shares:
Basic	36,700	37,178	36,805	36,996
Diluted	36,880	37,699	37,096	37,601

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31*	December 31*
	2011	2010
Current assets:
Cash and cash equivalents	$97,254	$92,077
Accounts receivable, net	268,980	276,344
Inventories	372,244	370,375
Prepaid expenses and other current assets	27,738	26,441
Total current assets	766,216	765,237
Property, plant and equipment, net	70,699	73,765
Goodwill, intangibles and other assets	52,747	55,098
Total assets	$889,662	$894,100

Current liabilities:
Short-term debt	$2,552	$2,655
Accounts payable and accrued expenses	408,960	461,710
Total current liabilities	411,512	464,365
Long-term debt	7,133	7,386
Other liabilities	16,725	13,081
Shareholders’ equity	454,292	409,268
Total liabilities and shareholders’ equity	$889,662	$894,100

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on December 31, 2011. The fourth quarters of both 2011 and 2010 included 13 weeks. The full years of both 2011 and 2010 included 52 weeks.